As filed with the Securities and Exchange Commission on September 21, 2016

Registration No. 333-205399

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENTS

UNDER THE

SECURITIES ACT OF 1933

IMPRIVATA, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3560178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Maguire Road Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

John Milton, Esq.

Vice President, General Counsel

Imprivata, Inc.

10 Maguire Road

Lexington, Massachusetts 02421

(781) 674-2700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerator filer  ☐                                                                                                  Accelerated filer  ☒

            Non-accelerated filer  ☐ (Do not check if a smaller reporting company)            Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-205399) (the “Registration Statement”) of Imprivata, Inc., a Delaware corporation (the “Registrant”), which was previously filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2015, is filed to deregister all of the remaining unsold securities of the Registrant covered by the Registration Statement as of the date hereof.

On September 16, 2016, pursuant to an Agreement and Plan of Merger, dated as of July 13, 2016, by and among the Registrant, Imprivata Intermediate Holdings, Inc., a Delaware corporation (formerly Project Brady Holdings, LLC, a Delaware limited liability company) (“Parent”) and Project Brady Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a direct wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the offering of securities of the Registrant pursuant to the Registration Statement has been terminated. Pursuant to the Registrant’s undertaking in Part II, Item 17 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove and withdraw from registration all unsold securities registered under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lexington, Commonwealth of Massachusetts, on this 21st of September, 2016.

IMPRIVATA, INC.

By:	/s/ Jeff Kalowski
Name: Jeff Kalowski Title: Chief Financial Officer, Principal Financial Officer and Duly Authorized Signatory

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.